Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Wednesday, July 21, 2021

CHICAGO, ILLINOIS – July 21, 2021 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported second quarter and first half 2021 net sales and net earnings.

Second quarter 2021 net sales were $114,560,000 compared to $79,796,000 in second quarter 2020, an increase of $34,764,000 or 44%. Second quarter 2021 net earnings were $9,794,000 compared to $7,388,000 in second quarter 2020, and net earnings per share were $0.14 and $0.11 in second quarter 2021 and 2020, respectively, an increase of $0.03 per share or 27%.

First half 2021 net sales were $216,355,000 compared to $182,599,000 in first half 2020, an increase of $33,756,000 or 18%. First half 2021 net earnings were $20,561,000 compared to $19,370,000 in first half 2020, and net earnings per share were $0.30 and $0.28 in first half 2021 and 2020, respectively, an increase of $0.02 per share or 7%.

Mrs. Gordon said, “Second quarter sales reflect effective sales and marketing programs as the economy continues to recover and “re-open” from the adverse effects of the Covid-19 pandemic.  The Covid-19 pandemic curtailed and limited access to certain channels of trade where the Company has historically sold its products. Response to this pandemic resulted in the disruption and changes in lifestyles and shopping habits which has adversely affected planned consumer purchases of the Company’s products for “sharing” and “give away” occasions. As the effects of the pandemic subsided throughout first half 2021, the Company had continuing improvement in customer orders and sales. Second quarter 2021 sales also exceeded second quarter 2019 sales by 8% which provides a quarterly sales comparison prior to the pandemic, and first half 2021 sales were 4% ahead of first half 2019 sales.

Our 44% increase in second quarter 2021 sales contributed to a first half 2021 sales increase of 18% compared to first half 2020, and these higher sales were the principal driver of increased net earnings in second quarter and first half 2021. Second quarter and first half 2021 gross profit margins and net earnings were adversely affected by increasing costs for ingredients, packaging materials, freight and delivery, and certain manufacturing supplies. These increased costs and expenses were more pronounced in second quarter 2021, and we expect these costs to remain at elevated levels for the balance of the year and into 2022. In response to these higher costs, the confectionary industry has announced increases in selling prices in order to restore margins, and we have followed with some price increases as well. These price increases will be phased in during the balance of 2021. Second quarter results were also adversely affected by higher than expected sales demand which resulted in additional costs related to our efforts to meet this higher demand.

First half 2021 includes after-tax foreign exchange losses of $176,000 compared to significant after-tax foreign exchange gains of $1,220,000 or $0.02 per share in first half 2020, which adversely affects the comparison of first half 2021 results with 2020. The Company’s effective income tax rates were 25.5% and 27.8% in second quarter 2021 and 2020, respectively, and 24.9% and 24.0% in first half 2021 and 2020, respectively. Earnings per share benefited from stock purchases in the open market resulting in fewer shares outstanding in both second quarter and first half 2021.

We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new consumer and customer product demands, achieve product quality improvements, increase operational efficiencies and provide genuine value to consumers. The effects of Covid-19 pandemic, including variants that are continuing to develop, are unprecedented, and therefore the Company is unable to determine the related effects on its sales and net earnings for the balance of 2021.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the overall competitive environment in the Company’s industry, changes in assumptions, judgments and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2020.

The risk factors referred to above, including the effects of the Covid-19 pandemic, are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

JUNE 30, 2021 and 2020

	Second Quarter Ended
	2021	2020

Net Product Sales	$114,560,000	$79,796,000
Net Earnings	$9,794,000	$7,388,000
Net Earnings Per Share*	$0.14	$0.11
Average Shares Outstanding*	67,564,000	68,641,000

	Six Months Ended
	2021	2020

Net Product Sales	$216,355,000	$182,599,000
Net Earnings	$20,561,000	$19,370,000
Net Earnings Per Share*	$0.30	$0.28
Average Shares Outstanding*	67,705,000	68,751,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 2, 2021 and April 3, 2020.